UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934

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ORTHOFIX INTERNATIONAL N.V.
(Name of Registrant as Specified In Its Charter)

 (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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Contact:	Dan Yarbrough, Vice President of Investor Relations
danyarbrough@orthofix.com
(617) 912-2903

Orthofix International Urges Shareholders
to Reject Activist Hedge Fund’s Proposals

PROXY Governance Supports Board; RiskMetrics Follows Frequent Practice of Splitting Recommendation in Support of Dissidents

BOSTON, March 21, 2009 – Orthofix International N.V. (NASDAQ: OFIX) (the Company) today urged shareholders to reject the proposals put forth by Ramius in their ongoing proxy contest. Earlier this week, the independent proxy advisory firm PROXY Governance, Inc. recommended that shareholders reject each of the activist hedge fund’s proposals, stating “The problem with the dissident campaign is not an inability to evaluate what went wrong, but the profound absence of a plan to effect a credible recovery.”

Another proxy advisory firm, RiskMetrics Group (RMG), made a split recommendation in favor of three of the four Ramius nominees.  This is a common practice for RMG, which noted in their report that “the burden of proof on the dissidents is lower.”  Whereas PROXY Governance found “the profound absence of a plan” to be a major factor that shareholders should weigh in evaluating Ramius’ proposals, RMG appeared to hold the dissident shareholder to a lower standard.  In their report, RMG stated they “will not require from the dissidents a detailed plan of action, nor will we require that their plan is preferable to the incumbent plan.”

In assessing Ramius’ key concerns RMG’s report stated:

•
“Though Ramius has voiced concerns about the company’s ability to meet its debt coverage ratios given poor performance at the Blackstone division, the company does not seem to be in any imminent danger of violating its covenants.  Moreover, the fact that the company has generated positive operating cash flow in each of the last five years mitigates the risk of violating leverage ratios as the company can repay debt by curtailing investment activities, if needed.”

•	“Orthofix’s G&A and corporate overhead costs as percentage of revenue have remained largely unchanged since the Blackstone acquisition in 2006.”

•	“Also while Ramius had initially advocated for the immediate sale of the Blackstone division, analysts seems to be more supportive of the turnaround plan rather than an immediate sale.”

Orthofix also expressed significant concern with RMG’s recommendation to remove the Chairman of the Company’s Board while at the same time recommending the nomination of Peter Feld.  RMG’s report acknowledged that “Peter Feld has the least company/sector experience” while appearing to be unmoved by Orthofix’s previously announced concerns regarding factual errors in Ramius’ publicly released summary of the Company Chairman’s background and experience.

Mr. Feld is a 30-year-old employee at Ramius who has no health care or operating experience.  The Company is also concerned that Mr. Feld’s previous experience on the boards of two public companies appears to be disconcertingly thin and unproductive.  At the same time, RMG has recommended that shareholders remove the Chairman of the Company’s Board, James Gero.  Mr. Gero has served on Orthofix’s Board for the last 14 years, and has overseen the key changes made at the Company resulting in the positive improvements acknowledged in RMG’s own report.

“RMG notes the progress we have made in key areas, and acknowledges recent indications of shareholder and industry analyst support for our turnaround plan.  But, at the same time they are recommending that our shareholders remove members of our Board who have presided over and led this turnaround plan, and replace them with individuals who we believe, in at least in one case, would bring far less relevant experience and value to our Board.  As such, the recommendations RMG make in their report seem inconsistent with their   acknowledgement of the progress we have made,” stated Alan Milinazzo, President and CEO of Orthofix.

Mr. Milinazzo concluded by saying, “We are pleased with the feedback we have received from shareholders who understand this market well and the supportive recommendation issued by PROXY Governance.”

Recent Positive Announcements by Orthofix

In contrast to Ramius’ lack of “specific strategies” for Orthofix, the current Board of Directors and management team have put a sound strategy in place that is showing progress and improved performance at Blackstone. On February 12, the Company released its full year 2008 results and 2009 guidance, showing substantial improvement in the operating performance of the spinal implant and biologic business, including increased revenue, a higher gross profit margin and lower adjusted operating expenses. These encouraging results followed a number of other recent positive developments, including:

•
On February 11, 2009, Orthofix announced the acceleration of the launch date of Trinity® Evolution™, the next generation adult stem cell-based allograft developed in collaboration with the Musculoskeletal Transplant Foundation (MTF). The limited market release is now expected to occur by May 1st of this year, two months ahead of schedule. This development followed a December 15, 2008 announcement that Orthofix and MTF had achieved a major development milestone, which was also ahead of schedule.

•
Orthofix also initiated the limited market release of two new products, the Firebird™ pedicle screw system and the PILLAR™ SA interbody device, both of which are expected to be fully launched in the first quarter of 2009.

•
In December 2008 Orthofix made a $10 million partial debt repayment, ahead of the scheduled maturity date.  At December 31, 2008 our debt-to-EBITDA ratio as defined in our amended credit facility was 3.4 versus the maximum allowable ratio of 4.0.  This gave us approximately $49 million of available debt capacity at December 31, 2008.  When the maximum allowable debt-to-EBITDA ratio decreases to 3.5 at September 30th of this year, we expect the last 12 months’ total EBITDA used in the calculation of the leverage ratio to be significantly higher than the amount used in the calculation at December 31, 2008.  This is because the calculation will no longer include the increase in inventory reserve of $11.5 million recorded in the third quarter of 2008.

•
In February 2009, the Company made a second, $7 million, partial debt repayment and announced a consolidation plan that will create cost savings and synergies between the operating groups of the Company.

Industry Analysts Recognize Progress

Industry analysts have recognized Orthofix’s progress and, as a result, have questioned Ramius’ previously stated intent to sell Blackstone.

“Orthofix is in a position where it must execute its current strategy through 2009 to achieve its guidance.  Ramius, an investment management firm with a stake in OFIX, has made an aggressive push to hold a special shareholders meeting to call into questions the suitability of the Blackstone acquisition, and is attempting to appoint four new individuals to the Orthofix board of directors.  We believe any attempt to divest the Blackstone business in a fire sale would disrupt Orthofix’s current strategies and limit the company’s near-term and long-term potential.”
Canaccord Adams, February 18, 2009

“In our opinion, OFIX’s decision to judiciously employ improving cash flows to pay down debt is sound. OFIX has steadily made prepayments to reduce the principle amount owed and the strategy to further delever as cash flows improve is crucial to avoid a covenant breach as the leverage ratio will come down to 3.25x in Q4:09 and 2.85 in Q1:10. OFIX's projection of an improving EBITDA run rate is consistent with our model, and we do not expect OFIX to break any covenants.”
Jefferies & Company, Inc, February 18, 2009

Orthofix continues to urge its shareholders to vote on the BLUE proxy card as recommended by the Board of Directors and as also recommended by PROXY Governance.

About Orthofix

Orthofix International, N.V., a global medical device company, offers a broad line of minimally invasive surgical, and non-surgical, products for the spine, orthopedic, and sports medicine market sectors that address the lifelong bone-and-joint health needs of patients of all ages–helping them achieve a more active and mobile lifestyle. Orthofix’s products are widely distributed around the world to orthopedic surgeons and patients via Orthofix’s sales representatives and its subsidiaries, including BREG, Inc. and Blackstone Medical, Inc., and via partnerships with other leading orthopedic product companies. In addition, Orthofix is collaborating in R&D partnerships with leading medical institutions such as the Orthopedic Research and Education Foundation, Rutgers University, Texas Scottish Rite Hospital for Children and National Osteoporosis Institute. For more information about Orthofix, please visit www.orthofix.com.

Forward-Looking Statements

This communication contains certain forward-looking statements under the Private Securities Litigation Reform Act of 1995. These forward-looking statements, which may include, but are not limited to, statements concerning the projections, financial condition, results of operations and businesses of Orthofix and its subsidiaries and are based on management's current expectations and estimates and involve risks and uncertainties that could cause actual results or outcomes to differ materially from those contemplated by the forward-looking statements.  Factors that could cause or contribute to such differences may include, but are not limited to, risks relating to the expected sales of its products, including recently launched products, unanticipated expenditures, changing relationships with customers, suppliers and strategic partners, risks relating to the protection of intellectual property, changes to the reimbursement policies of third parties, changes to and interpretation of governmental regulation of medical devices, the impact of competitive products, changes to the competitive environment, the acceptance of new products in the market, conditions of the orthopedic industry and the economy, corporate development and market development activities, including acquisitions or divestitures, unexpected costs or operating unit performance related to recent acquisitions and other factors described in our annual report on Form 10-K and other periodic reports filed by the Company with the Securities and Exchange Commission.

Important Additional Information

Orthofix International N.V. (“Orthofix”) has filed a definitive proxy statement, dated February 26, 2009, with the SEC in connection with a special general meeting of shareholders of Orthofix to be held on April 2, 2009 at which Ramius Capital and certain of its affiliates propose to make changes to the composition of Orthofix's board of directors. SHAREHOLDERS ARE URGED TO READ ORTHOFIX'S DEFINITIVE PROXY MATERIALS AND ANY OTHER RELEVANT SOLICITATION MATERIALS FILED BY ORTHOFIX WITH THE SEC BECAUSE THEY CONTAIN IMPORTANT INFORMATION. Investors and shareholders may obtain a free copy of the proxy statement and other materials filed by Orthofix with the SEC at the SEC's website at  www.sec.gov, at Orthofix's website at www.orthofix.com, or by contacting Georgeson, 199 Water Street, 26th Floor, New York, NY 10038 or by calling (212) 440-9800 (bankers and brokers) or toll-free (800) 323-4133 (all others).

Orthofix and its directors and certain executive officers are participants in the solicitation of proxies in connection with the special general meeting of shareholders. The names of such persons are: James F. Gero, Peter J. Hewett, Jerry C. Benjamin, Charles W. Federico, Dr. Guy J. Jordan, Ph.D., Thomas J. Kester, CPA, Alan W. Milinazzo, Maria Sainz, Dr. Walter P. von Wartburg, Kenneth R. Weisshaar, Robert S. Vaters, Michael Simpson, Bradley R. Mason, Raymond C. Kolls, J.D., and Michael M. Finegan. Information regarding such participants, as well as each such person's respective interests in Orthofix (whether through ownership of Orthofix securities or otherwise), is set forth in Orthofix's definitive proxy statement dated February 26, 2009, which may be obtained free of charge at the SEC's website at www.sec.gov, Orthofix's website at www.orthofix.com, or by contacting Georgeson, 199 Water Street, 26th Floor, New York, NY 10038 or by calling (212) 440-9800 (bankers and brokers) or toll-free (800) 323-4133 (all others).